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                                                                    EXHIBIT 16.1

                     LETTER OF KPMG DATED DECEMBER 19, 2003



December 19, 2003



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Napco Security Systems, Inc. and under the date of September 30, 2002, we reported on the consolidated financial statements of Napco Security Systems, Inc. as of and for the year ended June 30, 2002. On December 15, 2003, our appointment as principal accountants was terminated prior to the completion of our audit of the Company's June 30, 2003 consolidated financial statements. We have read Napco Security Systems, Inc.'s statements included under Item 4 of its Form 8-K dated December 15, 2003 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the audit committee and the board of directors nor are we in a position to agree or disagree with the Company's statement that Marcum & Kliegman LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's June 30, 2003 consolidated financial statements.

Very truly yours,


KPMG LLP